Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Broadwing Corporation:
We consent to the use of our report dated March 4, 2006, except as to note 20, which is as of August 11, 2006, with respect to the consolidated balance sheets of Broadwing Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in Form 8-K dated August 11, 2006, incorporated herein by reference, and to the use of our report dated March 4, 2006, with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, which report appears in Form 10-K, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Austin, Texas
August 11 , 2006